EXHIBIT 3(a)
                                  ------------


                          AMENDED AND RESTATED BY-LAWS
                                       OF
                          INTRUST FINANCIAL CORPORATION


                                    ARTICLE I
                                   GOVERNMENT
         Section 1. Government and Control. The government and control of the corporation shall be vested in a Board of Directors.

                                   ARTICLE II
                                     OFFICES
         Section 1. The principal offices of the corporation shall be in the City of Wichita, Kansas, and the registered office is 105 North Main, Wichita, Kansas. The resident agent is Intrust Financial Corporation, 105 North Main, Wichita, Kansas.

         The corporation may also have offices at such other places as the Board of Directors may from time to time designate, within or without the State of Kansas, as the business of the corporation may require.

                                   ARTICLE III
                                 CORPORATE SEAL
         Section 1. The corporate seal of this corporation shall be circular and shall contain the full corporate name in the upper arc of the circle; the word "Kansas" in the lower arc of the circle; and the words "Corporate Seal" in the center thereof.
                                   ARTICLE IV
                                   CONVEYANCES
         Section 1. Any and all instruments, including deeds, assignments, mortgages, pledges, releases, trust indentures, or other instruments of conveyance, transfer, mortgage or pledge, shall be deemed to be valid and sufficient when the same are signed and executed in the name of the corporation (and acknowledged when required) by either the Chief Executive Officer, the President or Vice President, and when a seal is required--sealed with the corporate seal and attested by the Secretary.

                                    ARTICLE V
                                  STOCKHOLDERS
         Section 1. Place of Meeting.All meetings of the stockholders shall be held at the principal office of the corporation, or at such other places as may be designated by the Board of Directors, either within or without the State of Kansas.

         Section 2. Date of Annual Meeting. The annual meeting of the stockholders shall be held on the second Tuesday in April, if not a legal holiday and if a legal holiday, then on the next secular day following, at 1:30 o'clock p.m. At such meeting, the stockholders shall elect by a vote representing a majority of all stock present and voting in person or by proxy, a Board of Directors, and transact such other business as may be properly brought before the meeting.

         Section 3. Quorum. The holders of a majority of the common stock issued, outstanding, and entitled to vote at said meeting present in person or represented by proxy shall be requisite for and shall constitute a quorum at all meetings of the stockholders, for the transaction of business, except as otherwise provided by law, by the certificate of incorporation or by these by-laws. If, however, such majority shall not be personally present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until the requisite amount of voting stock shall be present at an adjourned meeting, at which meeting any business may be transacted which might have been transacted at the meeting as originally scheduled.

         Section 4. Voting Power and Who May Vote. At each meeting of the stockholders, each stockholder shall be entitled to one vote in person or by proxy for each share of the common capital stock of the corporation held by such stockholder. All proxies shall be in writing, subscribed by the stockholder or his duly authorized agent, and delivered to the Secretary before the convening of the meeting at which the proxy is to be exercised.

         Section 5. Vote Taken by Ballot, Viva Voce, or by Showing of Hands. All elections of directors, and the vote upon any other question, except as otherwise provided by law, may be either by ballot, viva voce, or by showing of hands, unless, on a vote of a director, or directors, a stockholder requests in writing a vote by ballot, and then the election of such director or directors shall be by secret written ballot.

         Section 6. Notice of Annual Meeting. Written notice of the annual meeting shall be mailed by the Secretary to each stockholder entitled to vote thereat, at the last address appearing on the stock book of the corporation of each stockholder, at least 10 days prior to the date of the meeting, unless such notice is waived in writing.

         Section 7. Special Meetings.Special meetings of the stockholders for any purpose, purposes, unless otherwise prescribed by statute, may be called by the Board of Directors, the President, or the Acting President, or by the Secretary upon the written request of the owners of 20 percent of the stock entitled to vote at an annual meeting. Such request shall state the purpose or purposes of the proposed meeting; and said meeting shall be held at the principal office of the corporation.

         Section 8. Business Transacted. Business transacted at all special meetings shall be confined to the object stated in the call.

         Section 9. Notice of Special Meeting.Written notice of all special meetings of the stockholders, stating the time, place and object thereof, shall be mailed, postage prepaid at least 5 days before such meeting, to each stockholder entitled to vote thereat, at the last address appearing on the books of the corporation for each stockholder, unless notice is waived in writing.

         Section 10. Roster of Stockholders. At each annual or special meeting of the stockholders, the Secretary shall have available for the examination of any stockholder a complete and duly certified list of all stockholders entitled to vote and the number of voting shares held by each stockholder.

                                   ARTICLE VI
                                    DIRECTORS
         Section 1. Number and Qualification. The number of directors of the corporation shall be not less than three (3). The Board of Directors is authorized to establish by a majority vote the number of directors from time to time up to a maximum of twenty-five (25). In the event the directors vote to increase the number of directors during the year, any new director shall be elected by a majority vote of the current directors and shall serve until the next annual stockholder meeting. The directors shall be divided into three (3) classes with the number in each class to be determined by the directors, and shall be elected at the annual meeting of the stockholders as provided in the Articles of Incorporation. However, notwithstanding the foregoing, in the event two (2) Preferred Directors (as defined in Article ELEVENTH of the Articles of Incorporation) are elected, pursuant to the terms of Article ELEVENTH of the Articles of Incorporation such Preferred Director shall only serve one-year terms and shall not be appointed to one of the three (3) classes of directors discussed above. A director shall be deemed qualified after filing a written acceptance to the office.

         Section 2. Quorum. A majority of the duly elected and qualified directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

         Section 3. Place of Meeting.The directors may hold their meetings at the registered office of the corporation in the City of Wichita, Kansas, or at such other place or places as they may from time to time determine, either within or without the State of Kansas.

         Section 4. Annual Meetings of the Board. The annual meeting of the Board of Directors for the election of officers and transaction of other business, shall be held immediately following the annual stockholders' meeting, or at such other time or place as may be fixed by the written consent of all of the directors; provided, however, that in the event the consent in writing is not obtained of all the directors, the annual meeting shall be held at the same place as and immediately following the annual meeting of the stockholders.

         Section 5. Special Meetings.Special meetings of the Board of Directors may be called by the Chief Executive Officer, President, or by any two members of the Board of Directors, on two days' notice in writing to each director, such notice to be served personally, by mail, or by telegram.

                                   ARTICLE VII
                                    OFFICERS
         Section 1. Designated Officer. The officers of the corporation shall be chosen by the Board of Directors and shall consist of a Chief Executive Officer, a President, a Vice President and a Secretary and Treasurer.

         Section 2. Other Officers. The corporation may have such other officers and agents as may from time to time be determined and appointed by the Board of Directors.

         Section 3. Term and Qualification of Officers.The Officers of the corporation shall hold their office until the next annual meeting of the Board of Directors, or until their successors are chosen and qualified, unless their respective terms of office shall be sooner terminated by death, resignation, or otherwise, in writing, duly filed in the registered office of the corporation.

         All unexpired terms of office vacated shall be filled by the Board of Directors, at a special meeting held for that purpose.

         Section 4. Salaries. The salaries of the officers of the corporation shall be fixed by the Board of Directors.

         Section 5. Removal of Officers. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the entire Board of Directors.

         Section 6. President and Chief Executive Officer. The chief executive officer shall preside at all meetings of the stockholders and directors, and shall have ultimate responsibility and authority for carrying out the orders and resolutions of the board of directors of the corporation. The president shall be the chief operating officer of the corporation, and shall have general and active management of the business of the corporation. He shall execute bonds, mortgages and other instruments requiring a seal under the seal of the corporation, and shall keep in safe custody the seal of the corporation, and shall affix the same to any instrument requiring it, and, when so affixed, it shall be attested by the signature of the secretary.

         Section 7. Vice President. During the absence or incapacity of the President, all of the powers, duties and responsibilities of the President shall devolve upon the Vice President.

         Section 8. Secretary. As Secretary, he shall attend all sessions of the Board of Directors and all meetings of the stockholders, and record all votes and the minutes of all proceedings in a book to be kept for that purpose. In the absence of the President and Vice President, he shall preside at meetings of the directors or stockholders. He shall give, or cause to be given, the required notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be.

         Section 9. Treasurer. As Treasurer, he shall keep the books of the corporation and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall give bond as required by statute.

         Section 10. Failure to Elect.Vacancies. The failure to elect annually any officers or directors shall not dissolve the corporation.

         Vacancies occurring in the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, shall be filled by the remaining members of the Board of Directors. A majority vote of the remaining directors shall be sufficient to elect a successor, or successors, who shall hold office for the unexpired term, or terms, in respect to which such vacancy occurred.

                                  ARTICLE VIII
                                  CAPITAL STOCK
         Section 1. Amount. The total amount of capital of the corporation shall be fifty million dollars ($50,000,000) represented by ten million (10,000,000) shares of the common stock with a par value of five dollars ($5.00) each.

         Section 2. Certificate. The certificate of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder's name, the number of shares, all other information required by statute, and shall be signed by the President and the Secretary.

         Section 3. Transfer of Stock. Transfers of stock shall be made on the books of the corporation only by the person named in the certificate, or by his attorney duly appointed in writing, and upon surrender of the certificate for said stock.

         Section 4. Closing of Transfer Book. The stock transfer book of the corporation shall be closed 15 days before each annual or special meeting and 15 days before any dividend paying date.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 1. Fiscal Year. The fiscal year of the corporation shall begin on the first day of January of each year.

         Section 2. Dividends. The Directors may from time to time declare dividends upon the capital stock from the surplus or net profits of the corporation, provided the financial position of the corporation is such that the payment of any such dividend will not impair the working capital of the corporation.

         Section 3. Notices. Whenever, under the provision of these By-Laws, notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, by depositing the same in the post office in a postpaid sealed wrapper, addressed to such stockholder, officer or director, at such address as appears on the books of the corporation; or, in default of other address, to such director, officer or stockholder, in the general post office in the City of Wichita, Kansas, and such notice shall be deemed to be given at the time when the same shall be thus mailed.

         Any stockholder, director or officer may waive any notice required to be given under these By-Laws.
                                    ARTICLE X
                                   AMENDMENTS
         Section 1. These By-Laws may be altered, repealed or amended by the Board of Directors at the annual meeting, or at any special meeting of the Board of Directors called for that purpose, by a majority vote of all of the duly elected and qualified directors; provided, however, notice of any such action by the Board of Directors shall be given to each stockholder having voting rights, at some time within the year following the date of such action by the Board of Directors.
         ADOPTED on this 17th day of June, 1971.

AS AMENDED, through December, 1997
INTRUST Financial Corporation

By: ________________________________________
     Jay L. Smith, Secretary